Exhibit 3.5


                                   RESTATED

                           ARTICLES OF INCORPORATION

                                      OF

                                   [Company]

                  FIRST: The name of the corporation is [Company]
         (hereinafter, the "Corporation").

                  SECOND: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                  THIRD: The total number of shares of stock which the Corporation shall have authority to issue is One Thousand (1,000) shares of Common Stock, each having a par value of one cent ($0.01).

                  FOURTH: The members of the Corporation's Board of Directors shall not take any action for or on behalf of the Corporation in their capacity as directors of the Corporation without the prior express written consent of the holders of a majority of the outstanding shares of capital stock of the Corporation.